International Growth and Income Fund
One Market Street, Steuart Tower, Suite 2000
San Francisco, CA 94105-1409

Telephone (415) 421-9360
Fax (415) 393-7140

December 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$35,044
Class B	$176
Class C	$1,405
Class F1	$4,219
Class F2	$3,554
Total	$44,398
Class 529-A	$691
Class 529-B	$7
Class 529-C	$105
Class 529-E	$20
Class 529-F1	$33
Class R-1	$35
Class R-2	$175
Class R-3	$197
Class R-4	$122
Class R-5	$367
Class R-6	$4,096
Total	$5,848

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3190
Class B	$0.2039
Class C	$0.2029
Class F1	$0.3179
Class F2	$0.3507
Class 529-A	$0.3122
Class 529-B	$0.1710
Class 529-C	$0.1934
Class 529-E	$0.2699
Class 529-F1	$0.3387
Class R-1	$0.2428
Class R-2	$0.2075
Class R-3	$0.2652
Class R-4	$0.3173
Class R-5	$0.3569
Class R-6	$0.3642

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	112,543
Class B	846
Class C	7,057
Class F1	14,567
Class F2	12,598
Total	147,611
Class 529-A	2,364
Class 529-B	41
Class 529-C	587
Class 529-E	72
Class 529-F1	109
Class R-1	144
Class R-2	903
Class R-3	761
Class R-4	421
Class R-5	1,126
Class R-6	12,338
Total	18,866

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$27.48
Class B	$27.45
Class C	$27.43
Class F1	$27.48
Class F2	$27.48
Class 529-A	$27.45
Class 529-B	$27.42
Class 529-C	$27.36
Class 529-E	$27.46
Class 529-F1	$27.48
Class R-1	$27.43
Class R-2	$27.38
Class R-3	$27.45
Class R-4	$27.47
Class R-5	$27.58
Class R-6	$27.47